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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(AMENDMENT NO. 1)
______________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MISSISSIPPI CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)
MISSISSIPPI 64-0292638
(State of incorporation or organization) (I.R.S. Employer Identification No.)
3622 Highway 49 East, Yazoo City, Mississippi 39194
(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered Preferred Share Purchase Rights	Name of each exchange of which each class is to be registered New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None

This Form 8-A/A (Amendment No. 1) is filed to amend the information set forth in the Registration Statement on Form 8-A filed by Mississippi Chemical Corporation, a Mississippi corporation (the "Company"), on August 15, 1994, SEC File No. 000-20411.  As of August 1, 2001, the Company, Harris Trust and Savings Bank ("Harris"), and American Stock Transfer and Trust Company ("AST") entered into an Agreement of Substitution and Amendment of Common Shares Rights Agreement for the purpose of (i) discharging Harris from its duties as Rights Agent under that certain Rights Agreement dated as of August 8, 1994, between the Company and Harris, (ii) appointing AST as Rights Agent pursuant to Section 21 of the Rights Agreement, (iii) making certain other changes to Section 21 of the Rights Agreement regarding the qualifications required to serve as Rights Agent, and (iv) making certain other conforming changes to the Rights Agreement to reflect the substitution of AST for Harris.

Item 2.   Exhibits.

               4.1  Agreement of Substitution and Amendment of Common Shares Rights Agreement dated as of
                      August 1, 2001, among the Company, Harris Trust and Savings Bank, and American Stock
                      Transfer and Trust Company.

              4.2  Rights Agreement dated as of August 8, 1994, between the Company and Harris Trust and Savings
                     Bank as Rights Agent, which includes as Exhibit A, the Certificate of Designation of Preferred
                     Stock, Series A, setting forth the terms of the Preferred Stock; as Exhibit B, forms of Rights
                     Certificate, and as Exhibit C, the form of Summary of Rights; filed as Exhibit 1 to the Company's
                     Form 8-A Registration Stated filed August 15, 1994, SEC File Number 000-20411, and incorporated herein by reference.

                                  Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 2, 2001

                                                                                      MISSISSIPPI CHEMICAL CORPORATION

                                                                                      By: /s/ Timothy A. Dawson
                                                                                                  Timothy A. Dawson
                                                                                                  Senior Vice President and
                                                                                                  Chief Financial Officer